EXHIBIT 10.21

Description of Arrangement for Directors Fees

Except as set forth below, the following sets forth the amount of fees payable to outside directors for their services as Directors in fiscal year 2013:

		Restricted
Fees	Cash	Stock Units
Annual Retainer Fee
Company:
Chair	$50,000	$54,000
Director	$12,500	$13,000
NBT Bank N.A.:
Chair	-	$11,000
Director	$12,500	$8,000
Committee Chair:
Audit and Risk Management	$10,000	-
All Other Committees	$5,000	-
Affiliate Board Member	$1,000	-

Fee per Board Meeting	$1,000	-

Fee per Committee Meeting	$800	-